UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Points International Ltd.
(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

171 John Street , 5th Floor
Toronto, Ontario, Canada	M5T 1X3
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Name of each Exchange
Title of each Class to be so Registered	on which each Class is to be Registered
Common Shares, without par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   [   ]

Securities Act registration statement file number to which this form relates:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Description of Registrant’s Securities to be Registered.

The share capital of Points International Ltd. (the “Corporation”) consists of an unlimited number of common shares, without par value, and an unlimited number of preferred shares, issuable in series. There are no preferred shares outstanding. The Corporation may not create any new class of shares or make any modification to the provisions attaching to the Corporation’s common shares without the affirmative vote of two-thirds of the votes cast by the holders of the common shares. The Corporation may issue preferred shares with approval of the board of directors of the Corporation.

The common shares carry one vote per share. Each holder of a common share is entitled to receive notice of, to attend and to vote at all meetings of shareholders of the Corporation, except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series. Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of the Corporation, the holders of the common shares are entitled to (a) receive dividends if, as and when declared by the directors of the Corporation, and (b) share equally in the remaining property of the Corporation upon liquidation, dissolution or winding-up of the Corporation. Directors stand for reelection at the Corporation's annual general meeting of shareholders and not at staggered intervals. No cumulative voting is permitted in relation to the common shares, and the common shares do not have preemptive rights. Holders of common shares are not liable to call or to assessment by the Corporation or for liabilities imposed on the Corporation’s shareholders under the Business Corporations Act (Canada) (“CBCA”). The common shares are not subject to any restriction on alienability except as may be required under applicable Canadian and U.S. securities laws and are not subject to redemption.

The CBCA requires that any change in the rights, privileges and restrictions attached to the common shares must be approved by not less than two-thirds of the votes cast at a duly convened meeting of shareholders at which the proposed change is put forward for consideration.

There are no limitations under the laws of Canada or in the constating documents of the Corporation on the right of foreigners to hold or vote securities of the Corporation, except that the Investment Canada Act may require review and approval by the Minister of Industry (Canada) of certain acquisitions of “control” of the Corporation by a “non-Canadian.” The threshold for acquisitions of “control” is generally defined as being one-third or more of the voting shares of the Corporation. “Non-Canadian” generally means an individual who is not a Canadian citizen, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

The information set forth under Items 10.D, “Exchange Controls,” and 10.E, “Taxation” of the Registrant’s Annual Report on Form 20-F (File No. 000-51509), filed under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission on May 14, 2010, is hereby incorporated by reference.

Item 2.  Exhibits

Under the “Instructions as to Exhibits” section of Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 9, 2011	POINTS INTERNATIONAL LTD.

	By:	/s/ Mr. Marc Shewchun
	Name:	Marc Shewchun
	Title:	Vice President and General Counsel